Exhibit 99.01

Strayer Education, Inc. Reports Record Second Quarter 2010 Revenues and Earnings; and Record Summer Term 2010 Enrollments

-- Strayer Second Quarter Revenues Up 26% --

-- Strayer Second Quarter Diluted EPS $2.60, Up 30% --

-- Strayer Summer 2010 Total Enrollments Up 23% --

--Four New Campuses Opening for 2010 Fall Term --

ARLINGTON, Va.--(BUSINESS WIRE)--July 29, 2010--Strayer Education, Inc. (Nasdaq:STRA) today announced financial results for the three months ended June 30, 2010. Financial highlights are as follows:

Three Months Ended June 30

  Revenues for the three months ended June 30, 2010 increased 26% to $159.3 million, compared to $125.9 million for the same period in 2009, due to increased enrollment and a 5% tuition increase which commenced in January 2010.
  Income from operations was $58.7 million compared to $45.1 million for the same period in 2009, an increase of 30%. Operating income margin was 36.8% compared to 35.8% for the same period in 2009.
  Net income was $35.7 million compared to $27.5 million for the same period in 2009, an increase of 30%. Diluted earnings per share was $2.60 compared to $2.00 for the same period in 2009, an increase of 30%. Diluted weighted average shares outstanding decreased to 13,704,000 from 13,771,000 for the same period in 2009.

Six Months Ended June 30

  Revenues for the six months ended June 30, 2010 increased 27% to $317.2 million, compared to $250.4 million for the same period in 2009, due to increased enrollment and a 5% tuition increase which commenced in January 2010.
  Income from operations was $118.6 million compared to $92.7 million for the same period in 2009, an increase of 28%. Operating income margin was 37.4% compared to 37.0% for the same period in 2009.
  Net income was $72.0 million compared to $56.6 million for the same period in 2009, an increase of 27%. Diluted earnings per share was $5.25 compared to $4.07 for the same period in 2009, an increase of 29%. Diluted weighted average shares outstanding decreased to 13,716,000 from 13,886,000 for the same period in 2009.

“We are pleased with our solid financial results for the second quarter and our strong student enrollment for the summer term,” said Robert S. Silberman, Chairman and CEO of Strayer Education, Inc. “We look forward to opening four new campuses for the 2010 fall term: two in Houston, Texas; one in Dallas, Texas; and one in Columbus, Georgia.”

Balance Sheet and Cash Flow

At June 30, 2010, the Company had cash, cash equivalents and marketable securities of $140.9 million and no debt. The Company generated $87.9 million from operating activities in the first six months of 2010 compared to $71.9 million during the same period in 2009. Capital expenditures were $22.6 million for the six months ended June 30, 2010 compared to $13.0 million for the same period in 2009.

During the three months ended June 30, 2010, the Company used $7.0 million to repurchase 29,200 shares of stock at an average price of $239.77 as part of a previously announced stock repurchase authorization. The Company’s remaining authorization for stock repurchases was $68.0 million at June 30, 2010, having invested approximately $22.0 million during the six months ended June 30, 2010 for this purpose. During the six months ended June 30, 2010, the Company paid regular, quarterly dividends of $20.9 million ($0.75 per share for each quarterly dividend).

For the second quarter 2010, bad debt expense as a percentage of revenues was 3.6% compared to 4.2% for the same period in 2009. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 12 days at the end of the second quarter of 2010, compared to 15 days at the end of the second quarter of 2009.

Student Enrollment

Enrollment at Strayer University for the 2010 summer term increased 23% to 52,221 students compared to 42,516 students for the same term in 2009. Across the Strayer University campus and online system, continuing student enrollments increased 24%, while new student enrollments increased 17%. Global online students increased 31%. Students taking 100% of their classes online (including campus based students) increased 18%. The total number of students taking at least one class online increased 21% to 38,057.

Student Enrollment
	Summer 2009	Summer 2010	% Change
Campus Based Students:
New Campuses (33 in operation 3 years or less)
Classroom Students	1,901	4,083	115%
Online Students	2,699	4,752	76%
Total New Campus Based Students	4,600	8,835	92%
Mature Campuses (47 in operation more than 3 years)
Classroom Students	13,887	16,638	20%
Online Students	19,959	21,399	7%
Total Mature Campus Based Students	33,846	38,037	12%
Total Campus Based Students	38,446	46,872	22%
Global Online Students	4,070	5,349	31%
Total University Enrollment	42,516	52,221	23%

Total Students Taking 100% of Courses Online	26,728	31,500	18%
Total Students Taking at Least 1 Course Online	31,338	38,057	21%

New Campus Openings

The Company announced today that Strayer University will open four new campuses for the fall academic term. Three campuses will be located in the state of Texas – two in Houston and one in the Dallas market. The fourth campus will be located in Columbus, Georgia. These four new campuses, together with the nine campuses opened earlier this year, complete the Company’s planned 13 campus openings in 2010. In October, the Company intends to announce the number of new campuses Strayer University plans to open in 2011.

Shares and Options Outstanding

At June 30, 2010, the Company had 13,887,668 common shares issued and outstanding, and 100,000 stock options outstanding with a weighted average exercise price of $107.28 and a remaining weighted average contractual life of 1.6 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $0.75 per share. This dividend will be paid on September 10, 2010 to shareholders of record as of August 27, 2010.

Business Outlook

Based on the strong enrollment growth announced for the 2010 summer term, offset partly by the costs of investments in new campuses, the Company estimates third quarter 2010 diluted EPS will be in the range of $1.68 to $1.70.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2010 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 874-1589 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 4187238) starting at 1:00 p.m. (ET) today and will be available through Wednesday, August 4, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to approximately 56,000 working adult students at 84 campuses in 19 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2009	2010	2009	2010
Revenues	$125,931	$159,283	$250,409	$317,184
Costs and expenses:
Instruction and educational support	40,948	50,101	80,017	99,078
Marketing and admissions	20,029	24,882	39,897	49,627
General and administration	19,875	25,609	37,805	49,862
Income from operations	45,079	58,691	92,690	118,617
Investment and other income	375	247	866	491
Income before income taxes	45,454	58,938	93,556	119,108
Provision for income taxes	17,954	23,281	37,003	47,072
Net income	$27,500	$35,657	$56,553	$72,036
Earnings per share:
Basic	$2.01	$2.63	$4.11	$5.30
Diluted	$2.00	$2.60	$4.07	$5.25
Weighted average shares outstanding:
Basic	13,653	13,563	13,764	13,580
Diluted	13,771	13,704	13,886	13,716
Common dividends per share:
Regular	$0.50	$0.75	$1.00	$1.50

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$63,958	$88,010
Marketable securities available for sale, at fair value	52,558	52,908
Tuition receivable, net of allowances for doubtful accounts of $6,175 and $6,969 at December 31, 2009 and June 30, 2010, respectively	165,142	180,655
Other current assets	8,317	10,278
Total current assets	289,975	331,851
Property and equipment, net	84,675	97,734
Deferred income taxes	9,316	11,326
Restricted cash	500	500
Other assets	1,339	1,214
Total assets	$385,805	$442,625

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$21,261	$24,934
Accrued expenses	7,794	9,836
Income taxes payable	5,100	2,781
Unearned tuition	149,804	165,463
Other current liabilities	281	281
Total current liabilities	184,240	203,295
Long-term liabilities	11,745	12,169
Total liabilities	195,985	215,464
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized; 13,957,596 and 13,887,668 shares issued and outstanding at December 31, 2009 and June 30, 2010, respectively	140	139
Additional paid-in capital	1,157	701
Retained earnings	188,218	226,036
Accumulated other comprehensive income	305	285
Total stockholders' equity	189,820	227,161
Total liabilities and stockholders’ equity	$385,805	$442,625

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended June 30,
	2009	2010
Cash flows from operating activities:
Net income	$56,553	$72,036
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	155	--
Amortization of gain on sale of assets	(141)	(141)
Amortization of deferred rent	(91)	(97)
Depreciation and amortization	6,600	8,502
Deferred income taxes	(2,173)	(2,340)
Stock-based compensation	5,218	6,097
Changes in assets and liabilities:
Tuition receivable, net	546	(15,513)
Other current assets	1,066	(1,618)
Other assets	--	87
Accounts payable	(589)	4,797
Accrued expenses	556	2,042
Income taxes payable/receivable	6,884	(643)
Excess tax benefits from stock-based payment arrangements	(1,554)	(1,676)
Unearned tuition	(1,298)	15,659
Deferred lease incentives	153	662
Net cash provided by operating activities	71,885	87,854
Cash flows from investing activities:
Purchases of property and equipment	(13,023)	(22,647)
Purchases of marketable securities	(632)	(383)
Net cash used in investing activities	(13,655)	(23,030)
Cash flows from financing activities:
Regular common dividends paid	(14,130)	(20,897)
Proceeds from exercise of stock options	1,691	452
Excess tax benefits from stock-based payment arrangements	1,554	1,676
Repurchase of common stock	(65,126)	(22,003)
Net cash used in financing activities	(76,011)	(40,772)
Net (decrease) increase in cash and cash equivalents	(17,781)	24,052
Cash and cash equivalents – beginning of period	56,379	63,958
Cash and cash equivalents – end of period	$38,598	$88,010

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$3,290	$1,793

CONTACT:
Strayer Education, Inc.
Mark C. Brown
Executive Vice President and Chief Financial Officer
703-247-2514
or
Sonya Udler
Senior Vice President, Corporate Communications
703-247-2517
sonya.udler@strayer.edu